Exhibit 99.1

For Immediate Release

XPLORE AMENDS CREDIT FACILITY

Increases Maximum Availability from $4.75 Million to $8.5 Million

Austin, Texas — January 3, 2012 - Xplore Technologies Corp. (OTCQB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today that it had amended its Accounts Receivable Purchase Agreement with DSCH Capital Partners, LLC, d/b/a Far West Capital (“Far West”), to increase the maximum amount of accounts receivable that Far West could purchase under the facility from $4.75 million to $8.5 million.

“Securing this increase in our working capital credit facility with our valued-added partner Far West was important and will provide our business necessary flexibility,” stated Michael J. Rapisand, Xplore’s Chief Financial Officer.  “We negotiated this additional availability in anticipation of an increase in sales of our iX104C5 rugged tablet PC.  The revenue growth is based upon initial beta testing of the new product with our existing customers and purchase orders that we have received to date, including the $14 million of purchase orders from a major utility we have previously announced.”

“We’ve had a beneficial relationship with Xplore for over two years,” stated Cole Harmonson, Far West Chief Executive Officer.  We are exciting about the growth of their business and are very pleased to support them.”

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing integrating and marketing mobile wireless Tablet PC computing systems.  The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment.  Using a range of wireless communication mediums together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices.  The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

About Far West Capital

Far West Capital is a privately funded specialty finance company headquartered in Austin, Texas. The management team has over 50 years combined experience in commercial banking and finance. Most of the current management team previously worked together at State Bank, a publicly traded commercial bank (TXUI) until the bank was sold in 2007. The Company’s working capital finance solutions and client services are tailor-made to meet each company’s specific needs.

Xplore Contact Information:

For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc.

Beverly Jedynak

Tel: (312) 943-1123 (Direct)

Email:bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.